EXHIBIT 2(b)

                   AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT
                               AND PLAN OF REORGANIZATION

     This Amendment No. 1 to Amended and Restated Agreement and Plan of Reorganization is entered into as of February 25, 1994, between Statewide Savings Bank, S.L.A., a State-chartered mutual savings and loan association with its principal office in Jersey City, New Jersey (the "Association"), HUBCO, Inc., a New Jersey corporation and bank holding company with its principal office in Union City, New Jersey ("HUBCO") and Hudson United Bank, the wholly-owned commercial banking subsidiary of HUBCO (the "Bank").


                                 W I T N E S S E T H :

     WHEREAS, the parties have entered into an Amended and Restated Agreement and Plan of Reorganization, dated as of November 23, 1993 (the "Agreement") pursuant to which HUBCO has agreed to acquire the Association in a merger conversion transaction, upon the terms and conditions set forth in the Agreement; and

     WHEREAS, pursuant to Section 8.3 of the Agreement, the parties desire to amend the terms of the Agreement to extend the period of time within which (i) certain conditions to each party's obligation to perform under the Agreement may be fulfilled and (ii) the Closing Date may occur, as set forth herein.

     NOW, THEREFORE, in consideration of their mutual covenants and agreements herein contained, the parties hereby agree as follows:

          1. Amendment to Article V Section 5.10. The first sentence of
     Section 5.10 is hereby amended to read as follows:

          In the event that HUBCO or the Association determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled by June 30, 1994 and that it will not waive that condition, it will promptly notify the other party.

          2. Amendment to Article VIII, Section 8.1. Clause (b) of Section 8.1 is hereby amended to read as follows:

          (b) by HUBCO or the Association in writing if the Closing Date shall not have occurred on or prior to June 30, 1994

          3. Counterparts. This Amendment No. 1 to Amended and Restated Agreement and Plan of Reorganization may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, HUBCO, the Bank and the Association have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                               HUBCO, INC.

By: /s/ D. LYNN VAN BORKULO-NUZZO     By:      /s/ KENNETH T. NEILSON
  --------------------------------        --------------------------------
             , SECRETARY                         KENNETH T. NEILSON,
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


ATTEST:                               HUDSON UNITED BANK

By: /s/ D. LYNN VAN BORKULO-NUZZO     By:      /s/ KENNETH T. NEILSON
  --------------------------------        --------------------------------
             , SECRETARY                         KENNETH T. NEILSON,
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


ATTEST:                               STATEWIDE SAVINGS BANK, S.L.A.

By:    /s/ JENNIE M. DEGUILIO         By:      /S/ WILLIAM S. DAVIDSON
  --------------------------------        --------------------------------
             , SECRETARY                        WILLIAM F. DAVIDSON,
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER